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        EX-4.12



                                Amendments to the
                  Washington Mutual Employee Service Award Plan


        The Washington Mutual Employee Service Award Plan is amended as of July 20, 1999 as follows:

1. The final sentence of the existing section entitled "Eligibility" shall be amended in its entirety to read as follows:

              "However, employees of Mutual Travel, Inc. are not eligible to receive awards, and individuals who are subject to liability under Section 16 of the Securities Exchange Act of 1934 ("Section 16 Employees") are only eligible to receive cash awards."

2. A new paragraph shall be added after the second paragraph of the existing Section entitled "Terms of Awards," to read as set forth below:

              "The foregoing provisions of this Terms of Awards section of the
                Plan notwithstanding, Section 16 Employees shall receive the value of their award in cash, based on the Table set forth above, rather than in shares of Common Stock."